Exhibit 10.16
RESEARCH AGREEMENT NO. LLCT-41718
This agreement (“AGREEMENT”) is entered into this 2nd day of January 2007, by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, on behalf of its Irvine campus (“UNIVERSITY”) through its employee Dr. Hans Keirstead of the Reeve-Irvine Research Center (“INVESTIGATOR”) and LifeLine Cell Technology LLC, with offices at 157 Surfview Drive, Pacific Palisades, CA 90272 (“SPONSOR”). UNIVERSITY and SPONSOR shall be collectively referred to as the Parties and agree as follows:
1.	SCOPE OF WORK. The work to be performed under this AGREEMENT shall be in accordance with Exhibit A (“RESEARCH”), attached hereto and Incorporated herein as Exhibit A. Dr. Hans Keirstead is the UNIVERSITY’s Principal Investigator and will be responsible for the direction of all effort hereunder in accordance with applicable UNIVERSITY policies.

2.	PERIOD OF PERFORMANCE. The work under this AGREEMENT shall be performed during the period beginning November 20, 2006 and ending November, 20, 2008 unless extended by mutual written agreement.

3.	BUDGET. SPONSOR will pay all direct and indirect costs of the RESEAERCH, including an amount equivalent to a pro-rata share of the Principal Investigator’s salary, up to a total estimated cost of $375,723. If at any time UNIVERSITY has reason to believe that the cost of the RESEARCH will be greater than estimated, UNIVERSITY shall notify SPONSOR In writing to that effect, giving a revised budget of the cost to complete the RESEARCH. SPONSOR shall not be obligated to reimburse UNIVERSITY for the costs incurred in excess of the amount referenced above unless and until SPONSOR has notified UNIVERSITY in writing that additional funds will be provided. Upon expenditure of the agreed upon amount of this award, UNIVERSITY’s obligation to continue performance of the project shall cease.

4.	PAYMENT. SPONSOR will make payments in accordance with the following schedule:
          Upon signature of this AGREEMENT 20% of the amount referenced in Section 3
           Quarterly thereafter                     10% of the amount referenced in Section 3
Checks shall be made payable to “The Regents of the University of California” and shall reference this AGREEMENT number. Payments shall be forwarded to Contracts and Grants Accounting, Accounting Officer, 111 Academy Way, Suite 210, University of California, Irvine, California 92697-1050.
5. MATERIALS
5.1 SPONSOR shall provide to the UNIVERSITY the Materials described on Exhibit A, (together with all progeny, unmodified derivatives and parts thereof, collectively called the “MATERIALS”), for use under this AGREEMENT. The UNIVERSITY hereby acknowledges that, as between SPONSOR and the UNIVERSITY, SPONSOR is the sole owner or licensee of the Materials, and SPONSOR warrants it has the right to provide the MATERIALS to UNIVERSITY.

5.2 The UNIVERSITY shall have a non-exclusive, non-transferable right to possess, maintain, and use the MATERIALS, and any CONFIDENTIAL INFORMATION to conduct the RESEARCH at the research laboratory and location described in Exhibit A. The UNIVERSITY shall not use the MATERIALS for any other purpose.
5.3 THE UNIVERSITY UNDERSTANDS THAT MATERIALS ARE PROVIDED SOLELY FOR THE RESEARCH USE ONLY, AND THE MATERIALS HAVE NOT YET BEEN APPROVED FOR HUMAN USE. THE UNIVERSITY SHALL NOT ADMINISTER THE MATERIALS TO HUMANS IN ANY MANNER OR FORM.
5.4 The UNIVERSITY shall not transfer the MATERIALS or any CONFIDENTIAL INFORMATION to any third party or to any other laboratory or location, without the prior express written consent of SPONSOR. The UNIVERSITY shall limit transfer and disclosure of the MATERIALS, and any CONFIDENTIAL INFORMATION, only on a need to know basis, as reasonably necessary for the RESEARCH, to its employees who have been informed of the terms and obligations under this AGREEMENT. The UNIVERSITY shall notify SPONSOR promptly upon discovery of any unauthorized use or disclosure thereof.
5.5 Upon the request of SPONSOR, the UNIVERSITY promptly shall return all remaining MATERIALS to SPONSOR.
5.6 The UNIVERSITY shall comply with all laws and governmental rules, regulations and guidelines which are applicable to the MATERIALS or the use thereof, Including biosafety procedures, and with any safety precautions accompanying the MATERIALS.
5.7 The UNIVERSITY hereby acknowledges that the MATERIALS are experimental in nature, and are provided “AS IS.” SPONSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LINES, OR THE USE THEREOF, OR PATENT RIGHTS APPLICABLE THERETO. SPONSOR DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.
6. CONFIDENTIALITY.
6.1 The SPONSOR shall disclose specific information relating to the derivation, culture and characteristics of the MATERIALS (“CONFIDENTIAL INFORMATION”). The Sponsor Shall disclose information only necessary to the work and, if any such information is considered confidential, the SPONSOR shall clearly mark such Information “Confidential”. If orally disclosed, SPONSOR will reduce such INFORMATION to writing and will clearly identify the INFORMATION as “Confidential” and provide it to the UNIVERSITY within thirty calendar days of disclosure. To the extent permissible by law, the UNIVERSITY will maintain confidentiality of the SPONSOR’S INFORMATION based on the UNIVERSITY’S established practice and methods for maintaining such INFORMATION. However, the period of confidentiality cannot exceed five years.
6.2 The confidentiality obligations of the UNIVERSITY shall not apply to the extent the UNIVERSITY is required to disclose information by applicable law, regulation or court order;

provided, however, that the UNIVERSITY shall give SPONSOR prompt written notice and sufficient opportunity to object to such disclosure, or to request confidential treatment.
6.3 The confidentiality obligations of the UNIVERSITY shall not apply to such information as the UNIVERSITY can establish by contemporaneous written documentation (i) to have been publicly known prior to disclosure of such information by SPONSOR to the UNIVERSITY, or prior to the UNIVERSITY’s development of the Results, as the case may be, (ii) to have become publicly known, without fault on the part of the UNIVERSITY, (iii) to have been received by the UNIVERSITY at any time from a source, other than SPONSOR, rightfully having possession of and the right to disclose such information, (iv) to have been otherwise known by the UNIVERSITY prior to disclosure of such information by SPONSOR to the UNIVERSITY, or prior to the UNIVERSITY’s development of the Results, as the case may be, or (v) to have been independently developed by employees of the UNIVERSITY without access to or use the Materials or of information disclosed by SPONSOR to the UNIVERSITY.
7. RIGHTS IN DATA AND REPORTS.
7.1 UNIVERSITY shall own all technical reports, data and information developed under this AGREEMENT and shall have the right to copyright, publish, disclose, disseminate and use, in whole or in part, any data and information developed under this AGREEMENT.
7.2 The UNIVERSITY shall keep SPONSOR informed of progress of the RESEARCH. On a quarterly basis, UNIVERSITY shall provide to SPONSOR a written report describing the RESEARCH performed and all of the data and results from the RESEARCH. UNIVERSITY shall also submit to SPONSOR a comprehensive final report within ninety (90) days of termination of the RESEARCH.
7.3 SPONSOR shall have the right to use the technical reports, data and information delivered hereunder by UNIVERSITY for research and evaluation purposes, and in scientific publications and scientific communications, as per section 7.4
7.4 SPONSOR agrees that it will not use the names of UNIVERSITY or its employees in any advertisement, press release or publicity with reference to this AGREEMENT without the prior written approval of UNIVERSITY, which shall not be unreasonably withheld. Each party shall have the right to acknowledge the other party’s contribution under this AGREEMENT in scientific publications and other scientific communications.
8.	PUBLICATION. For the purpose of identifying patentable inventions not covered by pre-existing patents and identifying any inadvertent disclosure of CONFIDENTIAL INFORMATION, UNIVERSITY shall submit a copy of all proposed publications, papers, and any other written disclosure, such as abstracts for public presentations, of such data or information to SPONSOR at least thirty (30) days prior to submission for publication or disclosure to a third party. In the event SPONSOR determines patentable subject matter is disclosed in such data or information, it shall immediately notify UNIVERSITY and, if UNIVERSITY concurs, publication or disclosure will be withheld for a period not to exceed ninety (90) days to permit preparation and filing of appropriate patent application(s). If SPONSOR identifies CONFIDENTIAL INFORMATION in the publication or disclosure and notifies UNIVERSITY, UNIVERSITY shall remove the CONFIDENTIAL INFORMATION from the publication or disclosure.

9. PATENT RIGHTS.
9.1 All rights to inventions, discoveries or other commercially useful research products arising from the RESEARCH conducted under this AGREEMENT (“INVENTIONS”) shall be disposed of as follows. Inventorship of inventions shall be determined according to U.S. patent law. All rights to INVENTIONS developed solely by one or more employees of the UNIVERSITY shall belong to the UNIVERSITY, as provided by UNIVERSITY policy (“UNIVERSITY INVENTIONS”) and shall be disposed of in accordance with UNIVERSITY policy and the terms of this AGREEMENT. All rights to INVENTIONS developed solely by one or more employees of SPONSOR shall belong solely to SPONSOR (“SPONSOR INVENTIONS”), All rights to INVENTIONS developed by one or more employees of both SPONSOR and the UNIVERSITY shall be Jointly owned by SPONSOR and the UNIVERSITY, as provided by UNIVERSITY policy (“JOINT INVENTIONS”).
9.2 UNIVERSITY shall promptly disclose to SPONSOR in writing any INVENTIONS arising under this AGREEMENT. SPONSOR shall hold such disclosure on a confidential basis and will not disclose the information to any third party without consent of the UNIVERSITY. SPONSOR shall advise UNIVERSITY in writing within sixty (60) days of disclosure to SPONSOR whether or not it wishes to secure a commercial license to any UNIVERSITY INVENTION or to UNIVERSITY’s interest in any JOINT INVENTION. If SPONSOR elects to secure an exclusive license, SPONSOR shall assume all costs associated with securing and maintaining patent protection for such INVENTION(s), whether or not Letters Patent issue. SPONSOR shall have ninety (90) days from the date of election to conclude a license agreement with UNIVERSITY, Said license shall require diligent performance by SPONSOR for the timely commercial development and early marketing of such INVENTIONS, and include SPONSOR’S continuing obligation to pay patent cost. The license shall be on commercially reasonable terms and conditions, including a reasonable royalty rate negotiated in good faith based on reasonable factors, including without limitation, the parties’ respective contributions, the stage of development of the INVENTION, relevant industry standards and additional royalty obligations owing to third parties. General business terms applicable to a license agreement with respect to INVENTIONS are attached hereto as Exhibit B. If such license agreement is not concluded in said period, UNIVERSITY has no further obligations to SPONSOR. If SPONSOR does not elect to secure such license, rights to the INVENTIONS disclosed hereunder shall be disposed of in accordance with UNIVERSITY policies with no further obligation to SPONSOR.
9.3 Nothing contained in this AGREEMENT shall be deemed to grant either directly or by implication, estoppel, or otherwise any license under any patents, patent applications or other proprietary interests of any other invention, discovery or improvement of either party.

10.	EQUIPMENT. In the event that UNIVERSITY purchases equipment under this AGREEMENT, title to such equipment shall vest in UNIVERSITY.

11.	INDEMNIFICATION. SPONSOR agrees to defend, indemnify and hold UNIVERSITY, its officers, employees and agents, harmless from and against any and all liability, loss, expense, attorneys’ fees, or claims for injury or damages arising out of the performance of this AGREEMENT but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of SPONSOR, its officers, agents, or employees. UNIVERSITY agrees to defend, indemnify and hold SPONSOR, its officers, employees and agents, harmless from and against any and all liability, loss, expense, attorneys’ fees, or claims for injury or damages arising out of the performance of this AGREEMENT but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of UNIVERSITY, its officers, agents, or employees.
12.	NOTICE. Whenever any notice is to be given hereunder, it shall be in writing and shall be deemed received, if delivered by courier on a business day, on the day delivered, or on the second business day following mailing, if sent by first-class certified or registered mail, postage prepaid, to the following addresses:

University:	The Regents of the University of California
Sponsored Projects Administration
University of California, Irvine
300 University Tower
Irvine, CA 92697-7600
Fax: (949) 824-2094
Phone: (949) 824-2214
Attention:	Daniela L. Hagen, Principal Contract & Grant Officer

Sponsor:	LifeLine Cell Technology LLC
157 Surfview Drive
Pacific Pallsades, CA 90272
Attention:	Ken AldRich
13.	NO ASSIGNMENT. The UNIVERSITY may not assign or otherwise transfer this AGREEMENT, whether by voluntarily, by operation of law or otherwise, without the prior express written consent of SPONSOR. Any purported assignment or transfer of this AGREEMENT in violation of this section shall be void

14.	TERMINATION. This AGREEMENT may be terminated by UNIVERSITY or SPONSOR upon the giving of ninety (90) days prior written notice to the other if either party determines, in its discretion, that the RESEARCH is no longer academically, technically, or commercially feasible, Upon receipt of such notice of termination, UNIVERSITY shall exert its best efforts to limit or terminate any outstanding financial commitments for which SPONSOR is to be liable. SPONSOR shall reimburse UNIVERSITY for all costs incurred by it for the RESEARCH, including without limitation, all uncancelable obligations.

15.	APPLICABLE LAW. This AGREEMENT shall be governed by the laws of the State of California.

16.	ENTIRE AGREEMENT. This AGREEMENT represents the entire understanding of the Parties with respect to the subject matter, No change, modification, extension, termination or waiver of this AGREEMENT, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

     IN WITNESS WHEREOF duly authorized representatives of the Parties have entered into this Research AGREEMENT as of the date first written above.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA		LIFELINE CELL TECHNOLOGY LLC

By	/s/ Daniela L. Hagen	By	/s/ Jeffrey Janus

	(signature)		(signature)
By	Daniela L. Hagen	By	Jeffrey Janus

Title	Principal Contract & Grant Officer	Title	CEO

Date	January 5, 2007	Date	February 20, 2007

READ & ACKNOWLEDGED

By	/s/ Hans S. Keirstead

(signature)
By	Hans S. Keirstead

Title	Investigator

Date	January 5, 2007

EXHIBIT A
Materials
Two different frozen human embryonic stem cell lines (Lines or Cells) will be provided by the SPONSOR to the UNIVERSITY. These Lines will be labeled as follows:
Line 1 LCC-1 11n      18-08-05
Line 2 N6 8n              30-01-06
Permitted Research
Project 1: Assess the growth rate and transfectability of embryonic stem cells
Scope of Work
     The goal of this project is to determine methods for reliable and repeatable genetic modulation of embryonic stem cells provided by the Sponsor, with the intent of producing genetically engineered cell lines. The project would involve conducting background work on the reagents and techniques commonly used to transfect hESCs. Genetic transfection would be conducted on two lines, to demonstrate robustness of technique.
     hESC lines would be amplified to produce sufficient quantities for experimental manipulations. Amplification will be conducted using one or more of the following conditions: mouse fibroblast feeder layers, conditioned media from mouse fibroblast feeder layers, human fibroblast feeder layers, conditioned media from human fibroblast feeder layers, or using conditions free from mouse or rodent feeder layers or conditioning.
     Amplified hESC lines would be transfected using lentiviral or adenoviral or adeno-associated viral systems. This will involve isolation or acquisition of human sequences to labeling genes, construction of vectors, growth of vectors, insertion of vectors in test cells that are not hESC lines, followed by insertion of vectors in hESC lines.
     Transfected lines would be assessed for growth rate, growth characteristics, and stability of gene insertion over multiple passages. This will involve passaging cells at standardized dilutions, measurement of cell quantity at standardized time points post-passaging, assessment of morphology at standardized time points post-passaging, and assessment of the percentage of cells expressing labeling genes at standardized time points post-passaging.
     This project Will last for 6 months.
Budget:

Personnel:	$22,030
Equipment:	$0
Travel	$0
Animals and supplies:	$9,450
Other:	$0
Total direct costs:	$31,480
Indirect:	$16,055
GRAND TOTAL:	$47,535

Project 2: Teratoma assessment of the generation of three germ layers
Scope of Work
     The goal of this project is to assess the ‘stem cell-ness’ of the Sponsor’s hESC lines. A bona fide stem cell line will generate teratomas when transplanted into particular animal models, and generate the three primary germ layers. This project will assess the Sponsor’s hESC lines for their capability to generate teratomas and the three primary germ layers.
     Teratomas will be generated by an outsourced commercial entity in animal models, and the dissected teratomas sent by courier to the Keirstead laboratory. For histological assessment, teratomas will be fixed and prepared for staining and histology using standard histological protocols. Tissue sections will be analyzed using immunohistochemistry for the expression of appropriate markers of endoderm, ectoderm and mesoderm to confirm that the hESCs are able of generating the three primary germ layers.
     This project will last for 2 months.
Budget

Personnel:	$11,015
Equipment:	$0
Travel	$0
Supplies:	$3, 450
Other:	$0
Total direct costs:	$14,465
Indirect:	$7,377
GRAND TOTAL:	$21,842
Project 3: Differentiate Sponsor’s hESC cells into retinal progenitor cells, and test in animal models
Scope of Work
     The goal of this proposal is the clinically compliant derivation and functional characterization of high purity populations of retinal pigment epithelial cells and photoreceptors.
     The first aim will test the hypothesis that the Sponsor’s hESC lines will differentiate into retinal progenitor cells following culture manipulation. We will conduct multiple culture manipulations followed by assays of differentiation potential in order to determine whether hESCs will differentiate into retinal pigment epithelial cells (RPEs) and photoreceptors in high purity. This research will be conducted in an FDA-compliant manner under the supervision of Regulatory Quality Assurance Officers in the Keirstead lab.
     The second aim will test the hypothesis that hESC-derived retinal progenitor cells transplanted into rodent models of retinal degeneration will redistribute throughout the retina, integrate and differentiate. We will transplant hESC-derived retinal progenitor cells into the transgenic RCS rat model of macular degeneration, or the transgenic S334ter-3 rat model of macular degeneration, in order to determine whether the transplanted population has the ability to survive, integrate and differentiate into the host retina.
     The third aim will test the hypothesis that hESC-derived retinal progenitor cells transplanted into rodent models of retinal degeneration will facilitate anatomical regeneration and behavioral recovery. We will transplant hESC-derived retinal progenitor cells into the transgenic RCS rat model of macular degeneration or the transgenic S334ter-3 rat model of macular degeneration and conduct functional electrophysiological studies in order to determine whether the treatment facilitates recovery, and whether the transplanted cells contribute to that recovery.
          This project will last for one year.
Budget

Personnel:	$161,802
Equipment:	$0
Travel	$3,800
Animals and supplies:	$32,825
Other:	$4,451
Total direct costs:	$202,878
Indirect:	$103,468
GRAND TOTAL:	$306,346

EXHIBIT A
Materials Provided by Sponsor
Parthenogenetically derived Embryonic Stem Cells for UC:
1) phESC-1 (this strain has also been referred to as phESC 2P)
One Vial — Cells are in clumps; number of cells difficult to determine. Call to discuss initial culture conditions, suggest human fibroblast feeders.
These are cryopreserved in P11.These were derived without animal origin components.

On the label:	LLC-1
11n
18-08-05
2) phESC-6 (this strain has also been referred to as phESC 9P)
One Vial — Cells are in clumps; number of cells difficult to determine. Call to discuss initial culture conditions, suggest human fibroblast feeders.
These are cryopreserved in P8.

On the label:	N6
8n
30-01-06

EXHIBIT B
General Business Terms Applicable to License Agreement
TERMS FOR LICENSE AGREEMENT
UNIVERSITY OF CALIFORNIA, IRVINE
SCOPE: An exclusive or non-exclusive (at Licensee’s election) field-of-use license for the life of the patents in all territories where the University owns patent rights, covering all patents and patent applications to which Licensee desires a license.
SUBLICENSE: The license will provide sublicensing under commercially reasonable terms, with passthrough of a percentage of net sublicense income to the University (“Revenue Share”).
LICENSE ISSUE AND LICENSE MAINTENANCE FEES: There will be a License issue Fee payable on execution.
ROYALTIES: Royalties on net sales of products covered by the University’s patent and proprietary rights licensed to Licensee will be payable on pending patent applications and on issued patents.
MINIMUM ANNUAL ROYALTIES: There will be minimum annual royalties, payable at the beginning of each calendar year following public sale, creditable against earned royalties for that calendar year.
DILIGENCE: The license will provide a timetable by which Licensee will file for approval from appropriate United States and corresponding foreign regulatory authorities for permission to sell products as commercially appropriate. Reasonable modifications to the development milestones and timetable may be made by Licensee If Licensee is continuing in good faith to conduct research and development and/or product development efforts; material modifications shall be made by mutual consent of the parties, provided that the University’s consent will not be unreasonably withheld. If Licensee does not meet these development milestones, the University will have the option of converting an exclusive license to a non-exclusive license, or, if the license is a non-exclusive license, of terminating it after allowing licensee six (6) months to cure.
PROGRESS AND ROYALTY REPORTS: Licensee shall submit periodic (no more than quarterly) reports to the University covering Licensee’s (and sublicensees’) activities related to the development and testing of licensed products and the obtaining of governmental approvals necessary for marketing. After the first commercial sale of a licensed product, Licensee shall make quarterly royalty reports.
PATENT PROSECUTION AND MAINTENANCE: The University will own and diligently prosecute and maintain all patents and patent applications included in the license. The University will keep Licensee informed in a timely manner of prosecution matters and the parties will mutually agree upon a strategy for the prosecution and maintenance of such patents. The University will provide Licensee with a copy of any such applications prior to submission to the United States Patent and Trademark Office (“USPTO”) (or equivalent foreign agency) and a copy of all written communications to or from the USPTO (or equivalent foreign agency) within thirty (30) days after receipt thereof. Licensee shall have the opportunity to review and comment upon any such application or communication and Licensee’s comments shall be incorporated therein unless inconsistent with the mutually agreed strategy. If Licensee is an exclusive licensee, Licensee will reimburse the University for all past and future costs of patent prosecution and maintenance. If Licensee is a non-exclusive licensee, Licensee will reimburse the University for no more than one-half (1/2) of all past and future costs of patent prosecution ans maintenance
PATENT INFRINGEMENT: Licensee may notify the University of any infringement of the licensed patents of which it becomes aware. The University will have the first right to sue infringes, and if it does not take action within 100 days, Licensee is free to sue in its own name and at its own expense.
INDEMNIFICATION: Licensee will indemnify the University against any claims arising from the exercise of the license. The University will require Licensee to carry insurance to back up such indemnification, and name the University as an additional insured.
WARRANTIES: The University provides no warranty of merchantability or fitness of the licensed technology for a particular purpose or any other warranty. The University does not represent that the licensed products will not infringe any patent or other proprietary right.
USE OF NAME: Unless required by law, the use by Licensee of the name, “The Regents of the University of California” or the name of any campus of the University of California is expressly prohibited.
ASSIGNABILITY: The license agreement shall be personal to Licensee and assignable by Licensee only with the written consent of the University, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, Licensee may assign to an Affiliate, or in the course of any sale or transfer of all or substantially all of the business or assets to which this Agreement relates.
LATE PAYMENTS: In the event that payments are not received by the University when due, Licensee shall pay to the University interest charges at a rate of ten (10) percent per annum.
GOVERNING LAWS: The license agreement shall be interpreted and construed in accordance with the laws of the State of California. The scope and validity of any patent or patent application included in the license agreement will be governed by the applicable laws of the country of such patent or patent application.
EXPORT CONTROL LAWS: Licensee shall observe all applicable U.S. and foreign laws with respect to transfer of products and related technical data to foreign countries.
ADDITIONAL TERMS: Additional terms of the license agreement shall be negotiated in good faith by Licensee and the University.